For Immediate Release

SEDONA CORPORATION COMPLETES ANNUAL
MEETING

Shareholders approve Directors Slate

KING OF PRUSSIA, PA – August 27, 2004 – SEDONA® Corporation (OTCBB: SDNA) (www.sedonacorp.com), a leading provider of vertical, web-based Customer Relationship Management (CRM) solutions for small and mid-size financial services organizations announced that earlier today it held its 2004 Annual Shareholders Meeting.

Shareholders approved the slate proposed by the Board of Directors including electing two new directors, Roger w. Scearce and Scott C. Edelman in addition to existing Board members, David R. Vey, Marco A. Emrich, Victoria A. Looney, Jack A. Pellicci and James C. Sargent. Additionally, SEDONA shareholders approved a proposed increase in authorized common shares.

During the meeting the Company gave 2004 full year guidance, as described in the attached table.

Shareholders were given a presentation of 2003 operating results, a discussion of operations by management, and a question and answer period.

About SEDONA Corporation

SEDONA® Corporation (OTCBB: SDNA) is a leading technology and services provider that delivers vertical, web-based Customer Relationship Management (CRM) solutions specifically designed and priced for community and regional banks, credit unions and insurance companies. Utilizing SEDONA’s CRM software and complementary services, SEDONA’s clients effectively identify, acquire, foster, and retain loyal, profitable customers.

Leading financial services solution providers such as Fiserv, Inc., Open Solutions Inc., COCC, Sanchez Computer Associates, Inc., EastPoint Technologies, Pinkerton Consulting, and AIG Technologies leverage SEDONA's CRM technology to offer best-in-market CRM to their own clients and prospects. SEDONA Corporation is an Advanced Level Business Partner of IBM® Corporation.

For additional information, visit the SEDONA web site at www.sedonacorp.com or call 1-800-815-3307.

Forward Looking Statements:

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes""anticipates""plans" or "expects" and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

SEDONA® is a registered trademark and Intarsia® is a registered trademark of SEDONA
Corporation. All other trade names are the property of their respective owners.

This press release and prior releases are available on the
SEDONA Corporation web site at www.sedonacorp.com.

SEDONA INVESTOR CONTACT:	SEDONA MEDIA CONTACT:
Steve Ficyk Tel: 1-330-220-4051 E-mail: stevef@sedonacorp.com	Michelle Brown Tel: 1-610-337-8400 E-mail: michelleb@sedonacorp.com

ITEM 7.01

SEDONA CORPORATION Summary Financial Guidance (In thousands, except per share data)

SEDONA CORPORATION Summary Financial Guidance (In thousands, except per share data)	2004 Year Projected

Revenues:
Product licenses	$1,931
Services	$1,019
Total	$2,950
Cost of Revenues:
Licenses	$351
Services	$54
Total cost of revenues	$405
Gross profit (loss)	$2,545

Expenses
Total operating expenses	$3,470

Operating Income (Loss)	$(925)

Non Operating Income (Expense)
Interest income (expense), net	$(296)
Other	$(6)
Total other income (expense)	$(302)

Net Loss before Dividends	$(1,227)
Preferred Stock Dividends	$(299)

Net Income (Loss)	$(1,526)
Net income per share	$(0.02)

Key Financial Data
Operational Cash Contribution (Burn)	$(716)
Accounts payable	$104
Accrued expense and other current liabilities	$170
Accounts receivable, net	$305